Exhibit 10.5

AMENDMENT NO. 3 TO THE
AIR PRODUCTS AND CHEMICALS, INC.
RETIREMENT SAVINGS PLAN

WHEREAS, Air Products and Chemicals, Inc. (the “Company”) is the Plan Sponsor of the Air Products and Chemicals, Inc. Retirement Savings Plan (the “Plan”); and
WHEREAS, pursuant to Plan Section 7.01 the Plan may be amended at any time; and
WHEREAS, the Bipartisan Budget Act of 2018 made several changes to the hardship withdrawal rules; and
WHEREAS, the Company desires to amend the Plan to change the Plan’s hardship withdrawal rules to (1) remove the six-month suspension of elective deferrals after receipt of a hardship withdrawal and (2) permit hardship withdrawal without regard to whether a participant has first obtained available plan loans and (3) allow distributions of qualified elective contributions, qualified matching contributions and earnings on such elective contributions.
NOW, THEREFORE, the Plan is hereby amended as follows:

1.	Effective January 1, 2019, Section 3.08(b) (iii)(B) shall be amended to read as follows:

“(B) the Participant has obtained all distributions, other than hardship distributions. To be eligible for a hardship distribution, a Participant is not required to take a plan loan from any plan maintained by the Company or an Affiliated Company.”

2.	Effective January 1, 2019, Section 3.08(b)(iii)(C) shall be deleted.

3.	In all other respects the Plan shall remain in full force and effect.

IN WITNESS WHEREOF, the Company has caused its Senior Vice President Chief Human Resources Officer to execute this Third Amendment to the Plan on this ________________ day of December 2018.

AIR PRODUCTS AND CHEMICALS, INC.

By: ________________________________
Senior Vice President Chief Human Resources Officer